Erwin & Thompson LLP

A Limited Liability Partnership

Including Professional Corporations

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RENO, NEVADA 89504 E-MAIL: erwin@renolaw.com

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THOMAS P. ERWIN

FRANK W. THOMPSON

October 27, 2005

United States Securities and

Exchange Commission

450 Fifth Ave. N.W.

Washington DC 20549

Re: Registration Statement on Form SB-2

Paracap Corporation, a Nevada corporation

Ladies and Gentlemen:

We have acted as special Nevada counsel to Paracap Corporation, a Nevada corporation (the "Company"), in connection with the Registration Statement on Form SB-2 (the "Registration Statement"), for 12,570,000 shares of Common Stock, Par Value $.001 per share (the "Common Stock"). In connection with this opinion, we have examined the following documents:

    The Articles of Incorporation of the Company filed with the Nevada Secretary of State.

    The Bylaws of the Company.

    Certain minutes and records of the Company made available to us by the Company, including the Director's Consent dated August 31, 2005.

    The Officer's Certificate of Eric Lung, President of the Company, dated August 31, 2005.

    The Registration Statement.

    Such other records and documents as we have deemed necessary and relevant to form the basis for our opinions.

The items described in Paragraphs 1, 2, 3 and 4 above are referred to collectively in this letter as the "Documents").

The opinions expressed in this letter are subject to the following assumptions and qualifications.

    We assume the genuineness of all signatures and of each person signing the Documents on behalf of the Company and the authenticity and accuracy of all Documents submitted to us as originals and the conformity to original documents of Documents submitted to us as certified or photostatic copies.

    We are licensed to practice law only in the State of Nevada. Accordingly, we express no opinion concerning the statutory or case law of any state other than the State of Nevada, nor do we express any opinion as to any federal laws, including tax or securities laws. We express no opinion as to any securities laws in the State of Nevada or any other state. We express no opinion regarding the adequacy and sufficiency of the Registration Statemetn under any federal or state laws or the right of the shareholders to sell their shares of the Company's Common Stock, our opinion being expressly limited to the authorization of the issuance and the validity of the Company's Common Stock.

    We assume that the Company has taken no action to voluntarily dissolve the Company, and that the Company has received no notice from any governmental agency of such agency's intention to seek to revoke the Company's corporate standing or to dissolve the Company.

  Based on the foregoing, it is our opinion that the Common Shares have been duly authorized by all necessary corporate action on part of the Company and have been validly issued, fully paid and are non-assessable, and, if the Common Stock is sold after the effectiveness of the Registration Statement, the Common Stock will be validly issued, fully paid and non-assessable.

  This opinion is limited to the matters specifically addressed and may not be relied upon as to any related or collateral matter. This opinion is based upon the accuracy of the assumptions and upon current Nevada laws, regulations and judicial decisions. If the assumptions are not valid or if there is a material change in the law, the matters addressed in this opinion must be reexamined.

  Very truly yours,

  /s/ Erwin & Thompson LLP